Exhibit 99.1

Hercules Capital Reports Third Quarter 2021 Financial Results

Record Q3 Total Gross Debt and Equity Commitments of $719.6 Million

Record Q3 Total Gross Fundings of $431.1 Million

Record Year-to-Date Total Gross Debt and Equity Commitments of $1.69 Billion

Record Year-to-Date Total Gross Fundings of $1.07 Billion

Record Undistributed Earnings Spillover of $181.7 Million, or $1.57(1) per Ending Shares Outstanding

Increased the Company’s Quarterly Base Cash Distribution to $0.33 per Share

Closed Public Offering of $325.0 Million 2.625% Notes due 2026

Q3 2021 Financial Achievements and Highlights

•	Net Investment Income “NII” of $38.1 million, or $0.33 per share

•	Total Investment Income of $70.2 million

•	Record total gross new debt and equity commitments of $719.6 million

•	Record net Hercules’ debt and equity commitments of $619.9 million(2)

•	Record total gross fundings of $431.1 million

•	Record net Hercules’ fundings of $371.5 million(2)

•	Unscheduled early principal repayments or “early loan repayments” of $318.9 million

•	$818.4 million of available liquidity, subject to existing terms and covenants

•	12.0% Return on Average Equity “ROAE” (NII/Average Equity)

•	5.7% Return on Average Assets “ROAA” (NII/Average Assets)

•	GAAP leverage of 106.4% and regulatory leverage of 101.6%(3)

•	Net Asset Value “NAV” of $11.54, a slight decrease of 1.5% from Q2 2021

•	12.7% GAAP Effective Yield and 11.4% Core Yield(4), a non-GAAP measure

Year-to-date ending September 30, 2021 Financial Highlights

•	NII of $109.6 million, or $0.95 per share

•	Total investment income of $208.5 million

•	Record total gross new equity and debt commitments of $1.69 billion, an increase of 62.5% year-over-year

•	Record total gross fundings of $1.07 billion, an increase of 69.5% year-over-year

•	Net debt investment portfolio growth of $163.2 million

•	Unscheduled early loan repayments of $678.3 million

Footnotes:

(1)	$1.58 per Weighted Average Shares Outstanding
(2)

Net Hercules’ commitments and fundings are net of what was assigned to or directly committed or funded by the external funds “Adviser Funds” managed by Hercules Adviser LLC “Hercules Adviser” during the quarter

(3)	Regulatory leverage represents debt-to-equity ratio, excluding the Company’s Small Business Administration “SBA” debentures
(4)	Core Yield excludes early loan repayments and one-time fees, and includes income and fees from expired commitments

PALO ALTO, Calif., October 28, 2021 – Hercules Capital, Inc. (NYSE: HTGC) (“Hercules” or the “Company”), the largest and leading specialty financing provider to innovative venture, growth and established stage companies backed by some of the leading and top-tier venture capital and select private equity firms, today announced its financial results for the third quarter ended September 30, 2021.

“Hercules’ leadership position, scale and brand reputation as the largest nonbank provider of venture and growth stage debt solutions, combined with a healthy capital markets environment, has created unprecedented deal opportunities in our core verticals with both new and existing portfolio companies,” stated Scott Bluestein, chief executive officer and chief investment officer of Hercules. “Our robust origination performance continued through Q3 2021 enabling Hercules to set new annual commitments and funding records of $1.69 billion and $1.07 billion year-to-date, respectively, with a quarter to go in the year.”

Bluestein added, “With our debt investment portfolio at $2.3 billion, at cost, combined with the size of our pipeline and record earnings spillover of nearly $182 million, or $1.57 per share, the Board has made the decision to increase our quarterly base distribution to $0.33 per share and has also declared a supplemental distribution of $0.07 per share for the third quarter. Furthermore, our most recent offering of 2.625% Notes exemplifies our active balance sheet management as we continue to lower our average cost of debt capital over the coming year. Our strong origination activity throughout 2021 has given us the opportunity to fund growth in both our public portfolio as well as our private funds. Given these factors and the overall continued strength of the VC ecosystem, we believe Hercules is exceptionally well positioned heading into Q4 and allowing us to remain focused on delivering strong total shareholder returns.”

Q3 2021 Review and Operating Results

Debt Investment Portfolio

Hercules delivered total gross new debt and equity commitments totaling $719.6 million and gross new fundings totaling $431.1 million.

During the third quarter, Hercules realized early loan repayments of $318.9 million, which along with normal scheduled amortization of $24.2 million, resulted in total debt repayments of $343.1 million.

The new debt investment origination and funding activities lead to a net debt investment portfolio increase of $23.9 million during the third quarter, on a cost basis.

The Company’s total investment portfolio, (at cost and fair value) by category, quarter-over-quarter is highlighted below:

Total Investment Portfolio: Q3 2021 to Q2 2021

		Equity & Other Investments
(in millions)	Debt		Warrants	Total Portfolio
Balances at Cost at 6/30/21	$2,238.8	$135.1	$25.1	$2,399.0

New fundings(a)	424.9	4.3	1.9	431.1
Fundings assigned to or directly funded by Adviser Funds	(59.1)	—	(0.5)	(59.6)
Principal payments received on investments	(24.2)	—	—	(24.2)
Early payoffs(b)	(318.9)	—	—	(318.9)
Net changes attributed to conversions, liquidations, and fees	1.2	(2.6)	(0.6)	(2.0)

Net activity during Q3 2021	23.9	1.7	0.8	26.4

Balances at Cost at 9/30/21	$2,262.7	$136.8	$25.9	$2,425.4

Balances at Value at 6/30/21	$2,243.4	$231.0	$46.7	$2,521.1

Net activity during Q3 2021	23.9	1.7	0.8	26.4
Net change in unrealized appreciation (depreciation)	(3.7)	(27.3)	(4.6)	(35.6)

Total net activity during Q3 2021	20.2	(25.6)	(3.8)	(9.2)

Balances at Value at 9/30/21	$2,263.6	$205.4	$42.9	$2,511.9

(a)	New fundings amount includes $283K associated with revolver loans during Q3 2021.
(b)	Early payoffs include $2.7M paydown on revolvers during Q3 2021.

Debt Investment Portfolio Balances by Quarter

(in millions)	Q3 2021	Q2 2021	Q1 2021	Q4 2020	Q3 2020
Ending Balance at Cost	$2,262.7	$2,238.8	$2,182.0	$2,099.5	$2,283.7
Weighted Average Balance	$2,193.0	$2,192.0	$2,119.0	$2,246.0	$2,217.0

Debt Investment Portfolio Composition by Quarter

(% of debt investment portfolio)	Q3 2021	Q2 2021	Q1 2021	Q4 2020	Q3 2020
First Lien Senior Secured	80.8%	82.1%	82.7%	84.2%	85.5%
Floating Rate w/Floors	95.9%	96.8%	96.8%	96.9%	97.9%

Effective Portfolio Yield and Core Portfolio Yield (“Core Yield”)

The effective yield on Hercules’ debt investment portfolio was 12.7% during Q3 2021, as compared to 12.7% for Q2 2021. The Company realized $318.9 million of early loan repayments in Q3 2021 compared to $167.9 million in Q2 2021, or an increase of 89.9%. Effective yields generally include the effects of fees and income accelerations attributed to early loan repayments, and other one-time events. Effective yields are materially impacted by the elevated or reduced levels of early loan repayments and derived by dividing total investment income by the weighted average earning investment portfolio assets outstanding during the quarter, which excludes non-interest earning assets such as warrants and equity investments.

Core yield, a non-GAAP measure, was 11.4% during Q3 2021, within the Company’s expected range of 11.0% to 12.0%, and decreased slightly compared to 11.5% in Q2 2021. Hercules defines core yield as yields that generally exclude any benefit from income related to early repayments attributed to the acceleration of unamortized income and prepayment fees and includes income from expired commitments.

Income Statement

Total investment income decreased slightly to $70.2 million for Q3 2021, compared to $70.3 million in Q3 2020. The slight decrease is primarily attributable to an increase in total fee income offset by a decrease in interest income between periods.

Non-interest and fee expenses were $18.7 million in Q3 2021 versus $15.0 million for Q3 2020. The increase was due to higher variable compensation, stock-based compensation and general and administrative expenses, due primarily to an increase in excise tax expenses.

Interest expense and fees were $14.7 million in Q3 2021, compared to $16.6 million in Q3 2020. The decrease was due to a lower weighted-average borrowings between periods.

The Company had a weighted average cost of borrowings comprised of interest and fees, of 4.9% in Q3 2021, as compared to 5.1% for Q3 2020. The decrease is primarily due to lower average higher-cost borrowings between periods.

NII – Net Investment Income

NII for Q3 2021 was $38.1 million, or $0.33 per share, based on 114.8 million basic weighted average shares outstanding, compared to $38.7 million, or $0.34 per share, based on 113.5 million basic weighted average shares outstanding in Q3 2020. The decrease is primarily attributable to a slight decrease in total investment income and a slight increase in the total net operating costs between periods.

Continued Credit Discipline and Strong Credit Performance

Hercules’ net cumulative realized gain/(loss) position, since its first origination activities in October 2004 through September 30, 2021, (including net loan, warrant and equity activity) on investments, totaled ($65.1) million, on a GAAP basis, spanning 17 years of investment activities.

When compared to total net new debt investment commitments during the same period of over $12.6 billion, the total realized gain/(loss) since inception of ($65.1) million represents approximately 52 basis points “bps,” or 0.52%, of cumulative debt commitments, or an effective annualized loss rate of 3.0 bps, or 0.03%.

Realized Gains/(Losses)

During Q3 2021, Hercules had net realized gains of $21.1 million comprised of gross realized gains of $25.0 million due to the sale of equity and warrant investments, offset by ($3.9) million of gross realized losses primarily due to the loss on debt extinguishment and the write-off of one debt investment.

Unrealized Appreciation/(Depreciation)

During Q3 2021, Hercules recorded ($35.6) million of net unrealized depreciation on our debt, equity and warrant investments, primarily attributable to ($23.6) million of unrealized depreciation due to the reversal of unrealized appreciation upon acquisition or liquidation of our equity and warrant investments, and ($8.3) million of net unrealized depreciation attributable to valuation movements on the equity, warrant portfolio, and investment fund portfolio.

Portfolio Asset Quality

As of September 30, 2021, the weighted average grade of the debt investment portfolio, at cost, improved to 1.92, compared to 1.93 as of June 30, 2021, based on a scale of 1 to 5, with 1 being the highest quality. Hercules’ policy is to generally adjust the credit grading down on its portfolio companies as they approach their expected need for additional growth equity capital to fund their respective operations for the next 9-14 months. Various companies in the Company’s portfolio will require additional rounds of funding from time to time to maintain their operations.

Additionally, Hercules may selectively downgrade portfolio companies, from time to time, if they are not meeting the Company’s financing criteria, or underperforming relative to their respective business plans.

As of September 30, 2021, grading of the debt investment portfolio at fair value, excluding warrants and equity investments, was as follows:

Credit Grading (at Fair Value), Q3 2021—Q3 2020 ($ in millions)
	Q3 2021		Q2 2021		Q1 2021		Q4 2020		Q3 2020
Grade 1 - High	$692.1	30.6%	$637.2	28.4%	$497.5	22.8%	$411.0	19.6%	$406.5	17.9%
Grade 2	$1,103.8	48.8%	$1,192.7	53.1%	$1,240.7	56.8%	$1,027.9	49.1%	$1,053.1	46.5%
Grade 3	$458.2	20.2%	$403.8	18.0%	$426.2	19.5%	$621.3	29.7%	$772.3	34.1%
Grade 4	$8.3	0.4%	$8.4	0.4%	$20.4	0.9%	$25.3	1.2%	$26.7	1.2%
Grade 5 - Low	$1.1	0.0%	$1.3	0.1%	$0.2	0.0%	$8.9	0.4%	$5.9	0.3%

Weighted Avg. (at Cost)	1.92		1.93		2.01		2.16		2.22

Non-Accruals

Non-accruals remained the same as a percentage of the overall investment portfolio in the third quarter of 2021. As of September 30, 2021, the Company had three (3) debt investments on non-accrual with an investment cost and fair value of approximately $23.9 million and $8.7 million, respectively, or 1.0% and 0.3% as a percentage of the Company’s total investment portfolio at cost and value, respectively.

Compared to June 30, 2021, the Company had three (3) debt investments on non-accrual with an investment cost and fair value of approximately $23.0 million and $7.7 million, respectively, or 1.0% and 0.3% as a percentage of the total investment portfolio at cost and value, respectively.

	Q3 2021	Q2 2021	Q1 2021	Q4 2020	Q3 2020
Total Investments at Cost	$2,425.4	$2,399.0	$2,403.8	$2,315.4	$2,505.8
Loans on non-accrual as a % of Total Investments at Value	0.3%	0.3%	0.3%	0.5%	0.3%
Loans on non-accrual as a % of Total Investments at Cost	1.0%	1.0%	1.0%	1.3%	0.9%

Liquidity and Capital Resources

The Company ended Q3 2021 with $818.4 million in available liquidity, including $235.9 million in unrestricted cash and cash equivalents, and $582.5 million in available credit facilities and SBA debentures, subject to existing terms and advance rates and regulatory and covenant requirements.

On July 1, 2021, the Company fully redeemed the aggregate outstanding $75.0 million of principal and $0.6 million of accrued interest pursuant to the redemption terms of the April 2025 Notes Indenture. The Company recognized a realized loss of $1.5 million due to the extinguishment of the debt.

In September 2021, the Company closed an underwritten public offering of $325.0 million in aggregate principal amount of 2.625% notes due 2026 (the “Notes”). The Notes are unsecured and bear interest at a rate of 2.625% per year, payable semiannually and will mature on September 16, 2026, and may be redeemed in whole or in part at any time or from time to time at the Company’s option at par, plus a “make-whole” premium, if applicable. The proceeds from the offering were used to redeem the aggregate outstanding principal and accrued interest of the 2027 and 2028 Asset-Backed Notes.

Bank Facilities

As of September 30, 2021, there were no outstanding borrowings under the Hercules’ $400.0 million committed credit facility with Union Bank as Agent and no outstanding borrowings under the Hercules’ $75.0 million committed credit facility with Wells Fargo Capital Finance.

Leverage

As of September 30, 2021, Hercules’ GAAP leverage ratio, including its SBA debentures, was 106.4%. Hercules’ regulatory leverage, or debt-to-equity ratio, excluding its SBA debentures, was 101.6% and net regulatory leverage, a non-GAAP measure (excluding cash of approximately $235.9 million), was 84.0%. Hercules’ net leverage ratio, including its SBA debentures, was 88.8%. The leverage ratios in Q3 2021 do not reflect the impact of the redemption of the 2027 and 2028 Asset-Backed Notes which occurred subsequent to quarter end.

Available Unfunded Commitments – Representing 11.1% of Total Assets

The Company’s unfunded commitments and contingencies consist primarily of unused commitments to extend credit in the form of loans to select portfolio companies. A portion of these unfunded contractual commitments are dependent upon the portfolio company reaching certain milestones in order to gain access to additional funding. Furthermore, the credit agreements the Company enters into with its portfolio companies contain customary lending provisions that allow us relief from funding obligations for previously made commitments. In addition, since a portion of these commitments may also expire without being drawn, unfunded contractual commitments do not necessarily represent future cash requirements.

As of September 30, 2021, the Company had $309.9 million of available unfunded commitments at the request of the portfolio company and unencumbered by any milestones, including undrawn revolving facilities, representing 11.1% of Hercules’ total assets. This decreased from the previous quarter of $327.3 million of available unfunded commitments or 12.7% of Hercules’ total assets.

Existing Pipeline and Signed Term Sheets

After closing $719.6 million in new debt and equity commitments in Q3 2021, Hercules has pending commitments of $377.4 million in signed non-binding term sheets outstanding as of October 25, 2021. Since the close of Q3 2021 and as of October 25, 2021, Hercules has closed new gross debt and equity commitments of $125.0 million and funded $50.3 million.

Signed non-binding term sheets are subject to satisfactory completion of Hercules’ due diligence and final investment committee approval process as well as negotiations of definitive documentation with the prospective portfolio companies. These non-binding term sheets generally convert to contractual commitments in approximately 90 days from signing and some portion may be assigned or allocated to or directly originated by private funds managed by Hercules Adviser prior to or after closing. It is important to note that not all signed non-binding term sheets are expected to close and do not necessarily represent future cash requirements or investments.

Net Asset Value

As of September 30, 2021, the Company’s net assets were $1.34 billion, compared to $1.36 billion at the end of Q2 2021. NAV per share decreased 1.5% to $11.54 on 115.9 million outstanding shares of common stock as of September 30, 2021, compared to $11.71 on 115.9 million outstanding shares of common stock as of June 30, 2021. The decrease in NAV per share was primarily attributed to the net change in unrealized depreciation between periods.

Interest Rate Sensitivity

Hercules has an asset sensitive debt investment portfolio with 95.9% of its debt investment portfolio being priced at floating interest rates as of September 30, 2021, with a Prime or LIBOR-based interest rate floor, combined with 100% of its outstanding debt borrowings bearing fixed interest rates, leading to higher net investment income sensitivity.

Based on Hercules’ Consolidated Statement of Assets and Liabilities as of September 30, 2021, the following table shows the approximate annualized increase/(decrease) in components of net income resulting from operations of hypothetical base rate changes in interest rates, such as Prime Rate, assuming no changes in Hercules’ debt investments and borrowings. These estimates are subject to change due to the impact from active participation in the Company’s equity ATM program and any future equity offerings.

(in thousands)	Interest	Interest	Net	EPS(2)
Basis Point Change	Income(1)	Expense	Income
(75)	$(49)	$(11)	$(38)	$—
(50)	$(49)	$(11)	$(38)	$—
(25)	$(38)	$(11)	$(27)	$—
25	$3,920	$28	$3,892	$0.03
50	$7,840	$56	$7,784	$0.07
75	$11,760	$84	$11,676	$0.10
100	$15,730	$111	$15,619	$0.14
200	$32,869	$223	$32,646	$0.28

(1)	Source: Hercules Capital Form 10-Q for Q3 2021
(2)

EPS calculated on basic weighted shares outstanding of 114,805. Estimates are subject to change due to impact from active participation in the Company’s equity ATM program and any future equity offerings.

Existing Equity and Warrant Portfolio

Equity Portfolio

Hercules held equity positions in 71 portfolio companies with a fair value of $204.4 million and a cost basis of $135.6 million as of September 30, 2021. On a fair value basis, 52.9% or $108.6 million is related to existing public equity positions.

Warrant Portfolio

Hercules held warrant positions in 94 portfolio companies with a fair value of $42.9 million and a cost basis of $25.9 million as of September 30, 2021. On a fair value basis, 33.4% or $14.3 million is related to existing public warrant positions.

Portfolio Company IPO and M&A Activity

As of October 25, 2021 year-to-date, Hercules has had 33 portfolio companies complete or announce an IPO or M&A event, which is comprised of: 13 IPO’s, 13 M&A events and seven (7) portfolio companies that have registered for the IPOs, or have entered into definitive agreements to go public via a merger or special purpose acquisition company, or “SPAC.”

IPO Activity in Q3 2021 and YTD Q4 2021

As of October 25, 2021, Hercules held debt, warrant or equity positions in three (3) portfolio companies that have completed their IPOs and seven (7) companies that have registered for their IPOs or have entered into definitive agreements to go public via a merger or SPAC, including:

Completed:

•

In August 2021, Hercules’ portfolio company Rocket Lab (NASDAQ: RKLB), a developer of launch and space systems, completed its reverse merger initial public offering with Vector Acquisition Corp. (NASDAQ: VACQ), a SPAC. Hercules initially committed $100.0 million in venture debt financing beginning in June 2021.

•

In September 2021, Nerdy (NYSE: NRDY), the parent company of Hercules’ portfolio company Varsity Tutors, a technology developer of an online tutoring platform, completed its reverse merger initial public offering with TPG Pace Tech Opportunities (NYSE: PACE), a SPAC. Hercules initially committed $50.0 million in venture debt financing beginning in August 2019 and currently holds 100,000 shares of common stock as of September 30, 2021.

•

In September 2021, Hercules’ portfolio company VELO3D (NYSE: VLD), a developer of metal laser sintering printing machines intended to offer 3D printing, completed its reverse merger initial public offering with Jaws Spitfire Acquisition Corp. (NYSE: SPFR), a SPAC. Hercules initially committed $12.5 million in venture debt financing beginning in May 2021.

In Registration or SPAC:

•

In October 2021, Hercules’ portfolio company SeatGeek, a global technology ticketing marketplace and live entertainment technology platform, announced it has entered into a definitive agreement for a reverse merger initial public offering with RedBall Acquisition Corp. (NYSE: RBAC), a SPAC with a focus on sports, media and data analytics. Hercules initially committed $60.0 million in venture debt financing in June 2019 and currently holds warrants for 1,379,761 shares of common stock as of September 30, 2021.

•

In September 2021, Hercules’ portfolio company Intuity Medical, a commercial-stage medical technology and digital health company focused on developing comprehensive solutions to improve the health and quality of life of people with diabetes, announced it has filed a registration statement on Form S-1 with the U.S. Securities and Exchange Commission for an initial public offering. Intuity intends to list its common stock on the Nasdaq Global Select Market under the stock symbol “POGO.” Hercules initially committed $30.0 million in venture debt financing beginning in December 2017 and currently hold warrants for 3,076,323 of Preferred Series B-1 stock as of September 30, 2021.

•

In July 2021, Hercules’ portfolio company Gelesis Inc., a biotherapeutics company advancing superabsorbent hydrogels to treat excess weight and metabolic disorders, announced it has entered into a definitive agreement for a reverse merger initial public offering with Capstar Special Purpose Acquisition Corp. (NYSE: CPSR), a SPAC. Upon completion of the merger, the combined company will be listed on the New York Stock Exchange under the ticker symbol “GLS.” Hercules initially committed $3.0 million in venture debt financing in August 2008 and currently holds 227,013 shares of common stock, 243,432 shares of Preferred Series A-1 stock and 191,626 shares of Preferred Series A-2 stock as of September 30, 2021.

•

In July 2021, Hercules’ portfolio company Nextdoor, a provider of a social network that connects neighbors, announced it has entered into a definitive agreement for a reverse merger initial public offering with Khosla Ventures Acquisition Co. II (NASDAQ: KVSB), a SPAC. Upon completion of the merger, the combined company will be listed on the New York Stock Exchange under the ticker symbol “KIND.” Hercules currently holds 328,190 shares of common stock as of September 30, 2021.

•

In July 2021, Hercules’ portfolio company Planet Labs, an earth data and analytics company, announced it has entered into a definitive agreement for a reverse merger initial public offering with dMY Technology Group IV Inc. (NYSE: DMYQ), a SPAC. Upon completion of the merger, the combined company will be listed on the New York Stock Exchange under the ticker symbol “PL.” Hercules initially committed $25.0 million in venture debt financing beginning in June 2019 and currently holds warrants for 357,752 shares of common stock as of September 30, 2021.

•

In May 2021, Hercules’ portfolio company Valo Health LLC, a technology company using human-centric data and artificial intelligence powered computation to transform the drug discovery and development process, announced it has entered into a definitive agreement for a reverse merger initial public offering with Khosla Ventures Acquisition Co. (NASDAQ: KVAC), a SPAC. Upon completion of the merger, the combined company will be listed on the Nasdaq Global Select Market under the ticker symbol “VH.” Hercules initially committed $20.0 million in venture debt financing beginning in June 2020 and currently holds 510,308 shares of Preferred Series B stock and warrants for 102,216 shares of common stock as of September 30, 2021.

•

In March 2021, Hercules’ portfolio company Pineapple Energy, LLC, a U.S. operator and consolidator of residential solar, battery storage and grid services solutions, announced that it entered into a definitive merger agreement with Communications Systems, Inc. (NASDAQ: JCS), and IoT intelligent edge products and services company. Upon closing, CSI will commence doing business as Pineapple Energy, and expects shares of the combined company to continue to trade on the Nasdaq Global Select Market under the new ticker symbol “PEGY.” Hercules initially committed $12.3 million in venture debt financing beginning in December 2010 and currently holds 17,647 shares of Class A Units as of September 30, 2021.

There can be no assurances that companies that have yet to complete their IPOs will do so or that pending merger announcements will close.

M&A Activity in Q3 2021 and YTD Q4 2021

•

In October 2021, Hercules’ portfolio company Tapjoy, Inc., a mobile performance-based advertising platform that drives deep engagement and monetization opportunities for app developers, announced that they have entered into an agreement to be acquired by ironSource (NYSE: IS), a leading business platform for the App Economy, for approximately $400.0 million in cash. Hercules initially committed $20.0 million in venture debt financing beginning in July 2014 and currently holds warrants for 748,670 shares of Preferred Series D stock as of September 30, 2021.

•

In October 2021, Hercules’ portfolio company OneLogin, Inc., a leader in Unified Access Management, announced that they have been acquired by One Identity, an industry leader in Privileged Access Management, Identity Governance Administration, and Active Directory Management and Security. Terms of the acquisition were not disclosed. Hercules initially committed $40.0 million in venture debt financing beginning in February 2016 and currently holds warrants for 381,620 shares of common stock as of September 30, 2021.

•

In October 2021, Hercules’ portfolio company Clarabridge, a global leader in Customer Experience Management (CEM) for the world’s top brands, was acquired by Qualtrics (NASDAQ: XM), the leader and creator of the Experience Management (XM) category, for $1.125 billion in stock. Hercules initially committed $40.0 million in venture debt financing beginning in March 2017.

•

In September 2021, Hercules’ portfolio company Sapphire Digital, Inc., the healthcare industry’s leading platform for provider selection, patient access, price transparency, and digital consumer navigation, announced that they entered into a definitive agreement to be acquired by Zelis, a leading payments company in healthcare. Terms of the acquisition were not disclosed. Hercules initially committed $15.0 million in venture debt financing beginning in May 2017 and currently holds warrants for 2,812,500 shares of common stock as of September 30, 2021.

•

In September 2021, Hercules’ portfolio company Envisage Technologies, the leader in unified training, compliance, and performance software for public safety, was acquired Vector Solutions, the leading provider of industry-focused software solutions for training, workforce management and risk communications. Hercules initially committed $12.0 million in venture debt financing beginning in March 2020.

Subsequent Events

1.	As of October 25, 2021, Hercules has:

a.	Funded $50.3 million to new and existing commitments since the close of the third quarter 2021.

b.	Pending commitments (signed non-binding term sheets) of $377.4 million.

The table below summarizes the Company’s year-to-date closed and pending commitments as follows:

Closed Commitments and Pending Commitments (in millions)
January 1 – September 30, 2021 Closed Commitments(a)(c)	$1,691.4
Q4 2021 Closed Commitments (as of October 25, 2021)(a)(c)	$125.0
Year-to-Date Closed Commitments	$1,816.4
Q4 2021 Pending Commitments (as of October 25, 2021)(b)	$377.4
Year-to-Date 2021 Closed and Pending Commitments(c)	$2,193.8

Notes:

a.

Closed Commitments may include renewals of existing credit facilities and equity commitments. Not all Closed Commitments result in future cash requirements. Commitments generally fund over the two succeeding quarters from close.

b.	Not all pending commitments (signed non-binding term sheets) are expected to close and do not necessarily represent any future cash requirements.
c.	Gross commitments before assignments to or direct originations by the Adviser Funds.

2.

On October 20, 2021, the Company fully redeemed the aggregate outstanding $289.2 million of principal and $1.1 million of accrued interest and fees pursuant to the redemption terms of the 2027 Asset-Backed and 2028 Asset-Backed Notes Indentures. The Company accelerated recognition of $2.7 million of debt issuance costs associated with the extinguishment of the debt in the fourth quarter, which would represent a $0.02 per share realized loss impact using the Company’s weighted average shares for the most recent quarter.

Conference Call

Hercules has scheduled its third quarter 2021 financial results conference call for October 28, 2021 at 2:00 p.m. PT (5:00 p.m. ET). To listen to the call, please dial (877) 304-8957 (or (408) 427-3709 internationally) and reference Conference ID: 9145314 if asked, approximately 10 minutes prior to the start of the call. A taped replay will be made available approximately three hours after the conclusion of the call and will remain available for seven days. To access the replay, please dial (855) 859-2056 or (404) 537-3406 and enter the passcode 9145314.

About Hercules Capital, Inc.

Hercules Capital, Inc. (NYSE: HTGC) is the leading and largest specialty finance company focused on providing senior secured venture growth loans to high-growth, innovative venture capital-backed companies in a broad variety of technology, life sciences and sustainable and renewable technology industries. Since inception (December 2003), Hercules has committed more than $12.8 billion to over 540 companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing. Companies interested in learning more about financing opportunities should contact info@htgc.com, or call 650.289.3060.

Hercules Capital, through its wholly owned subsidiary, Hercules Adviser LLC (“Hercules Adviser”), also maintains an asset management business through which it manages investments for external parties (“Adviser Funds”). Hercules Adviser is registered as an investment adviser under the Investment Advisers Act of 1940.

Hercules’ common stock trades on the New York Stock Exchange (NYSE) under the ticker symbol “HTGC.” In addition, Hercules has one retail bond issuance of 6.25% Notes due 2033 (NYSE: HCXY).

Category: Earnings

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You should understand that under Section 27A(b)(2)(B) of the Securities Act of 1933, as amended, and Section 21E(b)(2)(B) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to forward-looking statements made in periodic reports we file under the Exchange Act.

The information disclosed in this press release is made as of the date hereof and reflects Hercules’ most current assessment of its historical financial performance. Actual financial results filed with the SEC may differ from those contained herein due to timing delays between the date of this release and confirmation of final audit results. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market volatility, and other factors the Company identifies from time to time in its filings with the SEC. Although Hercules believes that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Hercules assumes no obligation to update the forward-looking statements for subsequent events.

Contact:

Michael Hara

Investor Relations and Corporate Communications

Hercules Capital, Inc.

650-433-5578

mhara@htgc.com

HERCULES CAPITAL, INC.

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

(dollars in thousands, except per share data)

	September 30, 2021	December 31, 2020
Assets
Investments:
Non-control/Non-affiliate investments (cost of $2,330,982 and $2,175,651, respectively)	$2,436,307	$2,288,338
Control investments (cost of $81,020 and $65,257, respectively)	65,835	57,400
Affiliate investments (cost of $13,387 and $74,450, respectively)	9,712	8,340

Total investments in securities, at value (cost of $2,425,389 and $2,315,358, respectively)	2,511,854	2,354,078
Cash and cash equivalents	235,851	198,282
Restricted cash	13,509	39,340
Interest receivable	17,859	19,077
Right of use asset	7,373	9,278
Other assets	4,762	3,942

Total assets	$2,791,208	$2,632,997

Liabilities
Debt (net of debt issuance costs)(1)	$1,408,701	$1,286,638
Accounts payable and accrued liabilities	37,098	36,343
Operating lease liability	7,877	9,312

Total liabilities	$1,453,676	$1,332,293
Net assets consist of:
Common stock, par value	116	115
Capital in excess of par value	1,166,725	1,158,198
Total distributable earnings	170,691	133,391

Total net assets	$1,337,532	$1,291,704

Total liabilities and net assets	$2,791,208	$2,623,997

Shares of common stock outstanding ($0.001 par value, 200,000,000 authorized)	115,925	114,726
Net asset value per share	$11.54	$11.26

(1)

The Company’s SBA Debentures, February 2025 Notes, June 2025 Notes, 2033 Notes, 2022 Notes, 2027 Asset-Backed Notes, 2028 Asset-Backed Notes, 2022 Convertible Notes, July 2024 Notes, March 2026 A and B Notes, and September 2026 Notes as each term is defined herein, are presented net of the associated debt issuance costs for each instrument.

HERCULES CAPITAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Investment income:
Interest income
Non-control/Non-affiliate investments	$62,239	$64,403	$185,497	$192,408
Control investments	1,072	740	2,900	2,117
Affiliate investments	1	232	3	609

Total interest income	63,312	65,375	188,400	195,134
Fee income
Commitment, facility and loan fee income
Non-control/Non-affiliate investments	5,179	2,985	13,845	10,692
Control investments	20	5	43	15

Total commitment, facility and loan fee income	5,199	2,990	13,888	10,707

One-time fee income
Non-control/Non-affiliate investments	1,682	1,974	6,223	6,085

Total one-time fee income	1,682	1,974	6,223	6,085

Total fee income	6,881	4,964	20,111	16,792

Total investment income	70,193	70,339	208,511	211,926
Operating expenses:
Interest	13,069	14,807	42,309	44,415
Loan fees	1,674	1,824	6,694	5,268
General and administrative
Legal expenses	314	673	1,268	2,563
Tax expenses	2,395	994	5,579	3,028
Other expenses	3,771	3,624	10,481	11,622

Total general and administrative	6,480	5,291	17,328	17,213
Employee compensation
Compensation and benefits	8,898	7,181	27,051	22,575
Stock-based compensation	3,320	2,522	8,990	7,477

Total employee compensation	12,218	9,703	36,041	30,052

Total gross operating expenses	33,441	31,625	102,372	96,948
Expenses allocated to the Adviser Subsidiary	(1,337)	—	(3,474)	—

Total net operating expenses	32,104	31,625	98,898	96,948

Net investment income	38,089	38,714	109,613	114,978
Net realized gain (loss) and change in unrealized appreciation (depreciation):
Net realized gain (loss)
Non-control/Non-affiliate investments	22,813	(48,501)	78,444	(41,393)
Affiliate investments	—	—	(62,143)	—
Loss on debt extinguishment	(1,702)	—	(1,702)	—

Total net realized gain (loss)	21,111	(48,501)	14,599	(41,393)

Net change in unrealized appreciation (depreciation)
Non-control/Non-affiliate investments	(31,759)	54,299	(10,662)	19,483
Control investments	(3,774)	646	(7,327)	(4,563)
Affiliate investments	(118)	(2,111)	64,220	(12,416)

Total net unrealized appreciation (depreciation)	(35,651)	52,834	46,231	2,504

Total net realized gain (loss) and change in unrealized appreciation (depreciation):	(14,540)	4,333	60,830	(38,889)

Net increase (decrease) in net assets resulting from operations	$23,549	$43,047	$170,443	$76,089

Net investment income before investment gains and losses per common share:
Basic	$0.33	$0.34	$0.95	$1.03

Change in net assets resulting from operations per common share:
Basic	$0.20	$0.38	$1.47	$0.68

Diluted	$0.20	$0.38	$1.46	$0.67

Weighted average shares outstanding:
Basic	114,805	113,489	114,590	111,342

Diluted	116,239	113,744	115,550	111,590

Distributions paid per common share:
Basic	$0.39	$0.32	$1.15	$1.04